Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement  on Form S-1 of Autonomix Medical, Inc. for the registration of common stock and warrants of our reports dated May 31, 2024, with respect to the financial statements of Autonomix Medical, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2024.  Our report contains an explanatory paragraph describing conditions that raise substantial doubt about Autonomix Medical, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

November 1, 2024